                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.   20549
                             --------------------
                                   Form 8-K


                                CURRENT REPORT


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 4, 1997 (October 22,
1997)


                       CULLIGAN WATER TECHNOLOGIES, INC.
            (Exact name of registrant as specified in its charter)



                             --------------------

Delaware                                                              51-0350629
(State or other jurisdiction of                                 (I.R.S. Employer
incorporation or organization)                               Identification No.)

One Culligan Parkway                                                       60062
Northbrook, Illinois                                                  (Zip Code)
(Address of principal
executive offices)
      Registrant's telephone number, including area code: (847) 205-6000


                             --------------------

                   INFORMATION TO BE INCLUDED IN THE REPORT


Item 5. Other Events


On October 22, 1997, the Registrant announced it had reached agreement with Protean plc, a UK corporation, on the terms of a recommended cash offer to acquire all of Protean's outstanding shares at a price of 240 pence in cash for each Protean share. The offer, which is being made by Lazard Brothers on behalf of a newly-formed wholly owned UK subsidiary of Culligan, values the whole of the issued share capital of Protean at approximately $172 million and has been recommended to shareholders by the Protean Board of Directors. As is usual under UK practice, the offer will become unconditional upon acceptance by holders of not less than 90 percent of the Protean shares (although Culligan could reduce this requirement to not less than 50 percent of the shares) and satisfaction of certain other conditions.

     A copy of the Press Release issued by the Registrant with respect to the proposed acquisition is attached as Exhibit 99.1 hereto and is hereby incorporated herein in its entirety by reference.

Item 7. Financial Statements and Exhibits

(c) Exhibits

     Exhibit 99.1        Press Release dated October 22, 1997     page 3



                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 CULLIGAN WATER TECHNOLOGIES, INC.



Date  November 4, 1997           ......................................
                                 Edward A. Christensen
                                 Vice President, General Counsel and
                                 Secretary

                                                                    Exhibit 99.1



                                  Contact:  Ed Christensen/Katie Whalen
                                            Culligan Water Technologies
                                            (847) 205-5706


FOR IMMEDIATE RELEASE

           CULLIGAN WATER TECHNOLOGIES ANNOUNCES RECOMMENDED OFFER
                            TO ACQUIRE PROTEAN plc

Northbrook, Illinois October 22, 1997 - Culligan Water Technologies, Inc. (NYSE:
CUL) announced it has reached agreement with Protean plc, a UK corporation, on the terms of a recommended cash offer to acquire all of Protean's outstanding shares at a price of 240 pence in cash for each Protean share. The offer, which is to be made by Lazard Brothers on behalf of a newly-formed wholly owned UK subsidiary of Culligan, values the whole of the issued share capital of Protean at approximately $172 million and will be recommended to shareholders by the Protean Board of Directors. As a result of market purchases in November 1996, Culligan owned approximately 2.96% of Protean's outstanding shares prior to announcement of the offer. As is usual under UK practice, the offer will become unconditional upon acceptance by holders of not less than 90 percent of the Protean shares (although Culligan could reduce this requirement to not less than 50 percent of the shares) and satisfaction of certain other conditions.

Commenting on the offer, Douglas A. Pertz, President and Chief Executive Officer of Culligan, said today: "Our interest in Protean reflects, primarily, the clear potential benefits of combining our two respective water technology businesses. As a result of our wider distribution network, we believe that under Culligan's ownership Protean can more readily realize the full potential of its water purification equipment business, particularly in the US. Protean's customer profile -- scientific, medical and industrial will add to our existing areas of commercial expertise and operations. In addition, we believe we can enhance the development prospects of Protean by providing both access to new market opportunities and greater financial strength to pursue an acquisition strategy. We are excited by the opportunities presented by this transaction and expect it to be accretive to earnings in the coming year."

Kenneth I. Wellings, Culligan's Group President, International, added: "The acquisition of Protean represents a further implementation of our global expansion strategy. It remains our intent to grow profitably and provide the highest quality of product, technology and service to our present and future customers throughout the world."

Protean manufactures, distributes and services water purification equipment and analytical and thermal equipment. The companies in the water purification division of the Protean Group supply equipment which is designed to purify tap water to the levels needed by scientific, medical and industrial customers. The companies in the analytical and thermal equipment division supply electric furnaces and ovens, specialized thermally controlled equipment (including equipment for freeze-drying and thermal conditioning), instruments and consumables for use in chromatography, glass and plastic single-use containers and bench-top analytical equipment.

Protean had total revenues of (Pounds)81.1 million (US$132.5) in the year ended March 31, 1997, of which (Pounds)38.8 million (US$63.4) related to its water purification equipment operations and (Pounds)42.4 million (US$69.1) related to its analytical and thermal equipment operations.

                ***********************************************

     Culligan Water Technologies, Inc. is one of the world's leading manufacturers and distributors of water purification and treatment products for retail, household, bottled water, commercial and industrial applications. Culligan has been a leader in the water purification and treatment business since 1936, and its Culligan(R), Everpure(R), and Bruner(R) brands are among the most recognized in the industry.


                                     # # #